Exhibit 10.61
PEABODY ENERGY CORPORATION
Management Annual Incentive Compensation Plan
     1. Purpose. The purpose of the Peabody Energy Corporation Management Annual Incentive Compensation Plan (the “Plan”) is to provide members of the senior management of Peabody Energy Corporation (the “Company”) and its affiliates with annual incentive compensation based on the level of achievement of financial, individual and other performance criteria. The Plan is intended to focus the interests of key employees on the key measures of the Company’s success and to reward such employees for achieving such key measures of the Company’s success.
     2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
     “Administrator” shall mean the Board of Directors of the Company or the Compensation Committee acting in accordance with Board directives.
     “Award” shall mean a cash payment made to a Participant pursuant to this Plan (whether paid at the end of a Performance Period or deferred).
     “Board” shall mean the Board of Directors of the Company.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
     “Compensation Committee” shall mean the Compensation Committee of the Board (or any successor committee).
     “Participant” shall mean any employee of the Company who is eligible to participate in accordance with Section 3 of this Plan.
     “Performance Period” shall mean any period of at least one year designated as a Performance Period by the Administrator.
     “Performance Target” shall mean an Award target that may be paid to a Participant at the end of the applicable Performance Period if certain defined performance goals are achieved during the Performance Period.
     3. Eligibility. The Participants in this Plan for any Performance Period shall be key employees of the Company who are designated individually or by class to be Participants for any Performance Period by the Administrator.
     4. Awards.

Peabody Energy Corporation
Executive Performance Incentive Plan
     (a) The Administrator shall establish performance goals for each Performance Period prior to or within the first 90 days of such Performance Period. The performance goals may be based on organizational business criteria, such as stock price, sales, return on equity, return on assets, return on investment, book value, expense management, earnings per share, cash flow, net income, individual performance, EBITDA, safety performance, business unit and site accomplishments; individual performance criteria; or any combination of the foregoing. The Administrator shall define such criteria at the time it establishes the performance goals.
     (b) At the beginning of each Performance Period, the Administrator shall also establish the Performance Target.
     (c) The payment of an Award shall be subject to achievement of the defined performance goals, as determined by the Administrator in its sole discretion, and subject to the Participant being employed by the Company on the last day of the Performance Period; provided, however, that the Administrator shall be permitted to adjust or modify a Performance Target or Award upon the occurrence or existence of extraordinary corporate events, or other circumstances that, in the good faith determination of the Board, warrant such adjustment or modification.
     (d) An Award under this Plan is intended to be exempt from the one million dollar limit on deductible compensation under Section 162(m) of the Code. The Administrator shall have the power to impose any restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto, or an exemption from such requirements.
     5. Form of Payment. An Award shall be paid in the form of cash.
     6. Time of Payment. An Award for a Performance Period normally shall be paid as soon as administratively feasible after the Administrator certifies that the performance goals applicable to such Award were met. However, a Participant may elect to defer receipt of such a payment in accordance with the terms of the Peabody Energy Corporation Deferred Compensation Plan.
     7. Other Conditions.
     (a) No person shall have any claim to an Award under the Plan, and there is no obligation of uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.
     (b) The granting of a Performance Target or an Award under the Plan shall impose no obligation on the Company or any affiliate to continue the employment of a Participant and shall not lessen or affect the Company’s right to terminate the employment of such Participant.

Peabody Energy Corporation
Executive Performance Incentive Plan
     (c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.
     8. Plan Administration.
     (a) The Administrator shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration. In making any determinations under or referred to in the Plan, the Administrator shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.
     (b) The Plan shall be governed by the laws of the State of Delaware and applicable federal law.
     9. Modification or Termination of Plan. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.
     10. Effectiveness. The Plan shall be effective as of the date the Board approves the Plan.
     11. Withholding Taxes. The Company shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. Before payment of any Award may be deferred pursuant to Section 6, the Company may require that the Participant pay or agree to withholding for any federal, state or local income or other taxes which may be imposed on any amount deferred.
     The undersigned hereby certifies that this Plan was duly adopted by the Board at its meeting on                     , 2001.

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